Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Second Quarter 2014 Results

Wayne, PA – August 1, 2014 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading software and technology services companies, today reported results for the second quarter ended June 30, 2014. For the second quarter, revenue was $673 million, flat year over year (down 1% adjusting for currency). Operating income was $77 million in the quarter, down 16% year over year, driven by a 3% increase in total costs and expenses, and the operating margin was 11.4%, down 2.2 points year over year. Adjusted EBITDA was $159 million, down 12% year over year, and the adjusted EBITDA margin was 23.7%, down 3.3 points year over year. Excluding the $10 million reduction in costs and expense in the prior year quarter from the change to the Company’s vacation liability estimate, Adjusted EBITDA declined 7% year over year and the EBITDA margin declined 1.8 points. Adjusted EBITDA is defined in Note 1 attached to this release.

Year to date, revenue was $1.3 billion, up 1% year over year (flat adjusting for currency). Year to date, the Company incurred an operating loss of $212 million, which includes a $339 million impairment charge. Excluding this charge, operating income was $127 million, down 6% year over year, driven by a 2% increase in total costs and expenses, and operating margin was 9.5%. Adjusted EBITDA was $304 million, down 2% year over year, and adjusted EBITDA margin was 23%, down 0.7 points year over year. See Notes 2 and 3 attached to this release for historical financial information which presents the results of Availability Services in discontinued operations.

Russ Fradin, president and chief executive officer, commented, “Our second quarter results reflect some encouraging trends and the investments we’re making in sales capacity, new product development and the infrastructure to support faster services growth. On the revenue front, we’re pleased with the growth in our recurring revenue base as well as the increase in professional services revenue over the past several quarters. We were, however, disappointed in the relatively low level of software license fees, largely due to the timing of renewals which tend to vary from quarter to quarter. Overall, the market continues to be receptive to our new product introductions and our expanded managed services offerings, as evidenced by the trend towards higher recurring revenue. I’m confident we’re making the right investments to deliver long-term growth and create greater value for our clients.”

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Financial Systems (“FS”) segment revenue was $618 million in the second quarter, flat year over year (down 1% year over year adjusting for currency) as growth in services was offset by a decline in software license fees, largely tied to the timing of customer renewals. FS segment costs and expenses were $464 million, up 4% year over year. Excluding the $10 million reduction in costs and expense in the prior year quarter from the change to our vacation liability estimate, FS costs and expenses increased 2% year over year. Investments were made in sales, development and infrastructure to support our improving recurring revenue base. Adjusted EBITDA for the period was $154 million, down 12% from the prior year, and the Adjusted EBITDA margin was 24.9%, down 3.3 points from last year. Excluding the change to our vacation liability estimate in the prior year quarter, Adjusted EBITDA declined 7% year over year and the EBITDA margin declined 1.7 points.

Year to date, FS revenue was $1.2 billion, up 1% year over year (flat adjusting for currency). For the same period, adjusted EBITDA was $293 million, a decrease of 3%, compared to the prior year, and the adjusted EBITDA margin was 24.1%, down 0.9 points from last year.

Notable deals in the quarter included the following:

•	SunGard’s Front Arena was selected by one of Germany’s oldest private banks in a ten-year deal as a cross-asset, front-to-back sell-side solution to support its capital markets business

•	SunGard’s Front Arena was also selected by a major buy-side US-based diversified financial institution and insurance provider to manage complex derivative portfolios.

•	SunGard’s Apex Securities Finance was chosen by a major Canadian bank for a five-year deal to support its repo trading and global equity finance business.

•	SunGard’s Omni was selected by a leading provider of investment services in Saudi Arabia for a five-year deal enabling them to deliver recordkeeping services for the thrift savings plans of their institutional clients.

•	SunGard’s Quantum Treasury solution, including hosting / infrastructure services and managed connectivity, was selected by one of the world’s largest medical equipment companies.

•	SunGard’s Aligne solution for commodity trading and risk management, gas operations and settlements was chosen by a leading European gas trading company.

•	SunGard’s WealthStation and Investor’sView were chosen by a large US financial services firm in a five-year deal to help grow its advisory and investment management business, as well as complement its use of SunGard’s AddVantage trust accounting system.

•	SunGard’s Valdi was selected by a leading US regional bank to help enable better compliance with regulatory requirements and greater efficiency in client transaction processing.

Public Sector and Education (“PS&E”) segment revenue was $55 million in the second quarter, up 6% year over year. PS&E segment costs and expenses were $38 million, up 9% year over year, driven by recent new product offerings and the related new services growth. Adjusted EBITDA was $17 million, up 1% year over year, and the adjusted EBITDA margin was 31.3%, down 1.7 points from last year. These results reflect continued strong demand for our public sector solutions.

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Year to date, PS&E revenue was $108 million, up 6% year over year. For the same period, adjusted EBITDA was $33 million, an increase of 5%, compared to the prior year, and the adjusted EBITDA margin was 30.7%, down 0.4 points from last year.

Notable deals in the quarter included the following:

•	SunGard Public Sector’s ONESolution was selected by a county in California and a county in Kansas to provide enterprise-wide software solutions for finance, payroll and human resources.

•	SunGard K-12 Education’s BusinessPLUS was chosen by a major intermediate school district in Michigan to help manage critical financial, procurement, payroll and personnel functions for six school districts.

•	SunGard Public Sector’s ONESolution was chosen by a public agency that oversees much of the regional transportation infrastructure in the New York metropolitan area to provide public safety solutions for computer-aided emergency dispatch and mobile computing.

•	SunGard K-12 Education’s eFinancePLUS software was selected by the department of education of a southern US state to help manage its critical financial, procurement, payroll and personnel functions in 247 districts.

Financial Position

For the six months ended June 30, 2014, the continuing operations of the Company generated $86 million in cash flow from operations. Capital expenditures were $58 million, including increased capitalization of software as a result of new product investments.

At June 30, 2014, total debt was $4.7 billion and cash was $314 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 5.64x. The leverage ratio is calculated using adjusted EBITDA as defined in Note 4 attached to this release. See Note 5 attached to this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss second quarter 2014 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 76889776. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on August 15, 2014. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 76889776.

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About SunGard

SunGard is one of the world’s leading software and technology services companies, with annual revenue of about $2.8 billion. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard serves approximately 16,000 customers in more than 100 countries and has approximately 13,000 employees. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, AddVantage, Aligne, Apex Securities Finance, BusinessPLUS, eFinancePLUS, Front Arena, Investor’s View, Omni, ONESolution, Quantum, WealthStation, Valdi are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

4

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Jun. 30,
	2013	2014
Revenue:
Services	$596	$617
License and resale fees	67	47

Total products and services	663	664
Reimbursed expenses	9	9

Total revenue	672	673

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	252	265
Sales, marketing and administration	159	162
Product development and maintenance	98	101
Depreciation	25	27
Amortization of acquisition-related intangible assets	47	41

Total costs and expenses	581	596

Operating income	91	77
Interest income	—	1
Interest expense and amortization of deferred financing fees	(79)	(73)
Other expense	(2)	—

Income from continuing operations before income taxes	10	5
Provision for income taxes	(5)	(2)

Income from continuing operations	5	3
Income from discontinued operations, net of tax	10	—

Net income	$15	$3

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2013	2014
Revenue:
Services	$1,194	$1,218
License and resale fees	100	91

Total products and services	1,294	1,309
Reimbursed expenses	17	17

Total revenue	1,311	1,326

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	513	528
Sales, marketing and administration	314	332
Product development and maintenance	206	204
Depreciation	49	51
Amortization of acquisition-related intangible assets	95	84
Trade name impairment charge	—	339

Total costs and expenses	1,177	1,538

Operating income (loss)	134	(212)
Interest income	—	1
Interest expense and amortization of deferred financing fees	(169)	(147)
Loss on extinguishment of debt	(5)	(61)
Other expense	(2)	—

Loss from continuing operations before income taxes	(42)	(419)
Benefit from income taxes	12	99

Loss from continuing operations	(30)	(320)
Loss from discontinued operations, net of tax	(2)	(17)

Net loss	$(32)	$(337)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2013	Jun. 30, 2014
Assets:
Current:
Cash and cash equivalents	$675	$314
Accounts receivable, net	657	540
Prepaid expenses and other current assets	123	146
Assets of discontinued operations	2,516	—

Total current assets	3,971	1,000
Property and equipment, net	152	152
Software products, net	270	229
Customer base, net	421	390
Other assets, net	113	105
Trade name	1,019	672
Goodwill	3,828	3,827

Total Assets	$9,774	$6,375

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$290	$2
Accounts payable and accrued expenses	420	299
Deferred revenue	589	563
Liabilities of discontinued operations	799	—

Total current liabilities	2,098	864
Long-term debt	6,094	4,669
Deferred and other income taxes	739	641
Other long-term liabilities	22	32

Total liabilities	8,953	6,206
Stockholder’s equity	821	169

Total Liabilities and Stockholder’s Equity	$9,774	$6,375

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2013	2014
Cash flow from operations:
Cash flow from continuing operations	$136	$86
Cash flow from discontinued operations	170	34

Cash flow from operations	306	120

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(1)	—
Cash paid for property, equipment and software	(46)	(58)

Cash used in continuing operations	(47)	(58)
Cash (used in) provided by discontinued operations	(54)	5

Cash used in investment activities	(101)	(53)

Financing activities:
Cash received from borrowings, net of fees	2,173	(7)
Cash used to repay debt	(2,359)	(1,324)
Other financing activities	(15)	(16)

Cash used in continuing operations	(201)	(1,347)
Cash provided by discontinued operations	—	887

Cash used in financing activities	(201)	(460)

Effect of exchange rate changes on cash	(12)	1

Decrease in cash and cash equivalents	(8)	(392)
Beginning cash and cash equivalents, including cash of discontinued operations (2013: $11, 2014: $31)	546	706

Ending cash and cash equivalents, including cash of discontinued operations (2013: $36, 2014: $-)	$538	$314

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 4).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(in millions)	2013	2014	change		2013	2014	change

Financial Systems segment
Revenue	$620	$618	(0)%		$1,209	$1,218	1%

Adjusted EBITDA	$174	$154	(12)%		$302	$293	(3)%
Adjusted EBITDA margin	28.2%	24.9%	(3.3	)pts	25.0%	24.1%	(0.9	)pts

Public Sector & Education segment
Revenue	$52	$55	6%		$102	$108	6%

Adjusted EBITDA	$18	$17	1%		$32	$33	5%
Adjusted EBITDA margin	33.0%	31.3%	(1.7	)pts	31.1%	30.7%	(0.4	)pts

Corporate
Adjusted EBITDA	$(11)	$(12)			$(24)	$(22)

Total
Revenue	$672	$673	0%		$1,311	$1,326	1%

Adjusted EBITDA	$181	$159	(12)%		$310	$304	(2)%
Adjusted EBITDA margin	26.9%	23.7%	(3.3	)pts	23.6%	23.0%	(0.7	)pts

pts = margin points

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
Reconciliation of Adjusted EBITDA to operating income:	2013	2014	change		2013	2014	change

Financial Systems segment	$174	$154			$302	$293
Public Sector & Education segment	18	17			32	33
Corporate	(11)	(12)			(24)	(22)

Total Adjusted EBITDA	181	159			310	304

Depreciation	(25)	(27)			(49)	(51)
Amortization of acquisition-related intangible assets	(47)	(41)			(95)	(84)
Trade name impairment	—	—			—	(339)
Restructuring and other costs	(5)	(2)			(9)	(19)
Stock compensation expense	(11)	(11)			(20)	(20)
Management fees	(2)	(1)			(3)	(3)

Total operating income (loss)	$91	$77	(16)%		$134	$(212)	(258)%

Operating income margin	13.6%	11.4%	(2.2	)pts	10.2%	(16.0)%	(26.2	)pts

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Consolidated Statements of Operations

The following consolidated statements of operations have been adjusted to present the results of Availability Services in discontinued operations for the full years 2011, 2012 and 2013 (in millions).

	Year ended Dec. 31,
	2011	2012	2013
Revenue:
Services	$2,563	$2,495	$2,454
License and resale fees	284	271	274

Total products and services	2,847	2,766	2,728
Reimbursed expenses	74	42	33

Total revenue	2,921	2,808	2,761

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	1,125	1,063	1,020
Sales, marketing and administration	735	651	643
Product development and maintenance	456	433	407
Depreciation	91	96	104
Amortization of acquisition-related intangible assets	260	217	182
Goodwill impairment charge	12	—	—

Total costs and expenses	2,679	2,460	2,356

Operating income	242	348	405
Interest income	3	1	1
Interest expense and amortization of deferred financing fees	(463)	(360)	(326)
Loss on extinguishment of debt	(3)	(82)	(6)
Other income (expense)	—	1	(2)

Income (loss) from continuing operations before income taxes	(221)	(92)	72
Benefit from (provision for) income taxes	145	49	(26)

Income (loss) from continuing operations	(76)	(43)	46
Income (loss) from discontinued operations, net of tax	(73)	(23)	17

Net income (loss)	$(149)	$(66)	$63

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Statements of Cash Flows

The following statements of cash flows have been adjusted to present the results of Availability Services in discontinued operations for the full years 2011, 2012 and 2013 (in millions).

	Year Ended Dec. 31
	2011	2012	2013
Cash flow from operations:
Cash flow from continuing operations	$164	$287	$422
Cash flow from (used in) discontinued operations	514	(43)	324

Cash flow from operations	678	244	746

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(35)	(40)	(2)
Cash paid for property, equipment and software	(97)	(97)	(111)
Other investing activities	(5)	1	1

Cash used in continuing operations	(137)	(136)	(112)
Cash from (used in) discontinued operations	(189)	1,597	(146)

Cash from (used in) investment activities	(326)	1,461	(258)

Financing activities:
Cash received from borrowings, net of fees	(4)	1,715	2,171
Cash used to repay debt	(236)	(2,943)	(2,475)
Premium paid to retire debt	—	(48)	—
Dividends Paid	—	(724)	(3)
Other financing activities	(15)	(36)	(18)

Cash used in continuing operations	(255)	(2,036)	(325)
Cash from (used in) discontinued operations	2	(3)	(2)

Cash used in financing activities	(253)	(2,039)	(327)

Effect of exchange rate changes on cash	(4)	7	(1)

Increase (decrease) in cash and cash equivalents	95	(327)	160
Beginning cash and cash equivalents, including cash of discontinued operations	778	873	546

Ending cash and cash equivalents, including cash of discontinued operations	$873	$546	$706

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 4. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Jun. 30,			Last Twelve Months Ended
(in millions)	2013	2014		Jun. 30, 2014

Total revenue	$672	$673		$2,776

Income (loss) from continuing operations	$5	$3		$(244)
Interest expense, net	79	72		302
Benefit from (provision for) income taxes	5	2		(61)
Depreciation and amortization	72	68		277

EBITDA	161	145		274
Trade name impairment charge	—	—		339
Purchase accounting adjustments	2	—		3
Non-cash charges	11	11		40
Restructuring and other	7	3		39
Loss on extinguishment of debt	—	—		62

Adjusted EBITDA - per Senior Secured Credit Agreement *	$181	$159		$757

Adjusted EBITDA margin	26.9%	23.6%		27.3%

Year to Year Margin change		(3.3 points	)

	Six Months Ended Jun. 30,
(in millions)	2013	2014

Total revenue	$1,311	$1,326

Loss from continuing operations	$(30)	$(320)
Interest expense, net	169	146
Benefit from income taxes	(12)	(99)
Depreciation and amortization	144	135

EBITDA	271	(138)
Trade name impairment charge	—	339
Purchase accounting adjustments	4	1
Non-cash charges	20	20
Restructuring and other	8	20
Loss on extinguishment of debt	5	61

Adjusted EBITDA - per Senior Secured Credit Agreement *	$308	$303

Adjusted EBITDA margin	23.5%	22.9%

Year to Year Margin change		(0.6 points )

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 5. Supplemental Information

The debt and cash data included below (in millions) is presented to provide clarity related to SunGard’s debt structure and changes in both the components of debt and cash from December 31, 2013 (prior to the Availability Services (AS) split-off) to June 30, 2014 related to first half of 2014 activity and the split-off of AS from SunGard. Other debt as of December 31, 2013 included $8 million of debt related to AS which was primarily capital lease obligations.

	Dec. 31, 2013	Jun. 30, 2014	Change

Cash	$706	$314	$(392)

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—
Tranche A, effective interest rate of 1.92%	7	—	(7)
Tranche C, effective interest rate of 4.41% and 4.44%	427	400	(27)
Tranche D, effective interest rate of 4.50%	713	—	(713)
Tranche E, effective interest rate of 4.10% and 4.31%	2,183	1,918	(265)

Total Senior Secured Credit Facilities	3,330	2,318	(1,012)

Senior Secured Notes due 2014 at 4.875%	250	—	(250)
Senior Notes due 2018 at 7.375%	900	511	(389)
Senior Notes due 2020 at 7.625%	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	—
Secured accounts receivable facility, at 3.67% and 3.16%	200	140	(60)
Other, primarily foreign bank debt and capital lease obligations	12	2	(10)

Total debt	$6,392	$4,671	$(1,721)

Net Debt (Total debt less cash)	$5,686	$4,357	$(1,329)

Leverage Metric per Credit Agreement	4.56x	5.64x	1.08x
Weighted Average Interest Rate	5.42%	5.61%	0.19 points
Percent Fixed Rate (swap adjusted)	54%	67%	13 points
Percent Bonds of Total Debt	45%	47%	2 points

The contractual future maturities of debt are as follows (in millions):

	Dec. 31, 2013	Jun. 30, 2014	Change

2014	$293	$—	$(293)
2015	31	2	(29)
2016	31	—	(31)
2017	656	400	(256)
2018	929	511	(418)
Thereafter	4,452	3,758	(694)

Total debt	$6,392	$4,671	$(1,721)